INOTIV, INC.
EXECUTIVE CHANGE IN CONTROL SEVERANCE PLAN
ARTICLE I
PURPOSE
This Executive Change in Control Severance Plan has been established by Inotiv, Inc. (the “Company”) on January 25, 2022 (the “Effective Date”), and amended and restated effective March 14, 2025, to provide Participants the opportunity to receive severance protection in connection with a Change in Control of the Company. The purpose of the Plan is to ensure the present and future continuity, objectivity, and dedication of management in the event of a Change in Control. The Plan is intended to be a top hat welfare benefit plan under ERISA.
Capitalized terms used but not otherwise defined herein have the meanings set forth in ARTICLE II.
ARTICLE II
DEFINITIONS
“ACA” has the meaning set forth in Section 4.03.
“Administrator” means the Compensation Committee of the Board or any committee thereof duly authorized by the Board to administer the Plan.
“Applicable Severance Multiplier” means:
(a)    three (3) for any Participant who is the chief executive officer of the Company (“Tier I”);
(b)    two (2) for any Participant who is a key executive of the Company other than the chief executive officer and approved by the Administrator (“Tier II”); and
(b)     one and a half (1.5) for any Participant who is a key executive of the Company other than the chief executive officer or a Tier II Participant and approved by the Administrator (“Tier III”).
“Beneficial Owner” has the meaning set forth in Rule 13d-3 under the Exchange Act. The term “Beneficial Ownership” has a corresponding meaning.
“Benefit Continuation” has the meaning set forth in Section 4.03.
“Benefit Continuation Period” means the shorter of the following:
(a)    the eighteen (18)-month period beginning on the first day of the month immediately following the date on which the Qualifying Termination occurs; and

(b)    the period beginning on the first day of the month immediately following the date on which the Qualifying Termination occurs and ending on the date the Participant is no longer eligible for COBRA continuation coverage.
“Board” means the Board of Directors of the Company.
“Cause” shall have the meaning set forth in an employment or consulting agreement between a Participant and the Company (or other applicable employer), or, if no such agreement exists, or if such agreement does not define “Cause,” “Cause” shall mean:
(a)    the refusal or neglect of the Participant to perform substantially his or her Services;
(b)    the Participant’s personal dishonesty, incompetence, willful misconduct or breach of fiduciary duty;
(c)    the Participant’s indictment for, conviction of or entering a plea of guilty or nolo contendere to a crime constituting a felony or his or her willful violation of any applicable law (other than a traffic violation or other offense or violation outside of the course of the provision of Services which in no way adversely affects the Company and its Subsidiaries or their reputation or the ability of the Participant to perform Services or to represent the Company or any Subsidiary of the Company in the performance of such Services);
(d)    the Participant’s failure to reasonably cooperate, following a request to do so by the Company, in any internal or governmental investigation of the Company or any of its Subsidiaries; or
(e)    the Participant’s material breach of any written covenant or agreement with the Company or any of its Subsidiaries.
“Change in Control” means the occurrence of any one of the following events:
(a)       any Person becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing a majority of the combined voting power of the Company’s then outstanding securities (assuming conversion of all outstanding non-voting securities into voting securities and the exercise of all outstanding options or other convertible securities);
(b)       the consummation of a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent, either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof, a majority of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing a majority of the combined voting power of the Company’s then outstanding securities; or
(c)       the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity a majority of the combined voting power of the voting securities of which is owned by substantially all of the shareholders of the Company immediately prior to such sale in substantially the same proportions as their ownership of the Company immediately prior to such sale.
Notwithstanding any other Plan provision to the contrary, to the extent a benefit payable under the Plan is subject to Code Section 409A, an occurrence shall not constitute a Change in Control if it does not constitute a change in the ownership or effective control, or in the ownership of a substantial portion of the assets, of the Company or another allowable acceleration event under Code Section 409A and its interpretive regulations.
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.
“Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code shall be deemed to include a reference to any regulations promulgated thereunder.
“Company” means Inotiv, Inc., an Indiana corporation, and any successor thereto.
“Company’s Business” shall mean the business in which the Company Group is engaged or proposes to engage as of the time of determination; provided that, in the event of a Qualifying Termination, such time of determination shall be the effective date of such Qualifying Termination.
“Company Group” means the Company and its subsidiaries and affiliates and their respective successors.
“Compensation Committee” means the Compensation Committee of the Board.
“Competitor” means any Person that engages in a business that is the same as, similar to, or in competition with the Company’s Business as determined by the Board in good faith.
“Covered Payments” has the meaning set forth in Section 7.01.
“Covered Period” means the period of time beginning on the first occurrence of a Change in Control and lasting through the two-year anniversary of the occurrence of the Change in Control.

“Cutback Amount” has the meaning set forth in Section 7.01.
“Effective Date” has the meaning set forth in ARTICLE I.
“Eligible Employee” means an employee of the Company or any Subsidiary of the Company as described in Treasury Regulation Section 1.421-1(h) who is selected by the Compensation Committee. Eligible Employees shall be limited to a select group of management or highly compensated employees within the meaning of ERISA Sections 201(2), 301(a)(3), and 401(a)(1).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Exchange Act” means the Securities and Exchange Act of 1934, as amended.
“Excise Tax” has the meaning set forth in Section 7.01.
“Good Reason” means:
(a)    a material diminution in the Participant’s title, duties, and responsibilities (other than temporarily while the Participant is physically or mentally incapacitated or as required by applicable law);
(b)    a material reduction in the Participant’s base salary, other than a general reduction in base salary that affects all similarly situated executives in substantially the same proportions;
(c)    a material reduction in the Participant’s target annual bonus opportunity; or
(d)    a relocation of the Participant’s principal place of employment by more than 50 miles.
The Participant cannot terminate his or her employment for Good Reason unless he or she has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within 60 days after the initial existence of such grounds and the Company has had at least 45 days from the date on which such notice is received to cure such circumstances, if curable. If the Participant does not terminate his or her employment for Good Reason within 120 days after the first occurrence of the applicable grounds, then the Participant will be deemed to have waived his or her right to terminate for Good Reason with respect to such grounds.
“Parachute Payments” has the meaning set forth in Section 7.01.
“Participant” has the meaning set forth in Section 3.01.
“Person” has the meaning ascribed to it in Section 13(d)(3) of the Exchange Act.

“Plan” means this Inotiv, Inc. Executive Change in Control Severance Plan, as it may be amended and/or restated from time to time.
“Pro-Rata Bonus” has the meaning set forth in Section 4.02.
“Qualifying Termination” means the termination of a Participant’s employment during the Covered Period either:
(a)     by the Company without Cause; or
(b)     by the Participant for Good Reason.
“Release” has the meaning set forth in Section 6.01(c).
“Restricted Area” means, because the market for the Company’s Business is global, or has the potential of being global, and is not dependent upon the physical location or presence of the Company, the Participant, or any individual or entity that may be in violation of this Plan, the broadest geographic region enforceable by law (excluding any location where this type of restriction is prohibited by law) as follows: (a) everywhere in the world that has access to the Company’s Business because of the availability of the Internet; (b) everywhere in the world that the Participant has the ability to compete with the Company’s Business through the Internet; (c) each state, commonwealth, territory, province and other political subdivision located in North America; (d) each state, commonwealth, territory and other political subdivision of the United States of America; (e) Indiana and any state in which the Participant has performed any services for the Company Group; (f) any geographical area in which the Company Group has performed any services or sold any products; (g) any geographical area in which the Company Group has engaged in the Company’s Business, which has resulted in aggregate sales revenues of at least $25,000 during any year in the five (5) year period immediately preceding the commencement of the Restricted Period; (h) any state or other jurisdiction where the Company Group had an office at any time during the Participant’s employment by the Company Group; (i) within one hundred (100) miles of any location in which the Company Group had an office at any time during the Participant’s employment by the Company Group; and (j) within one hundred (100) miles of any location in which the Participant provided services for the Company Group.
“Restricted Period” means the period of Participant’s employment by the Company Group plus a period of twelve (12) months from and after the effective date of a Qualifying Termination. In the event of a breach of this Plan by the Participant, the Restricted Period will be extended automatically by the period of the breach.
“Services” means the provision of personal services to an Employer by an Eligible Employee.
“Severance” has the meaning set forth in Section 4.01.
“Specified Employee Payment Date” has the meaning set forth in Section 10.13(b).

“Subsidiary” means any corporation, partnership, joint venture or other entity in which the Company owns, directly or indirectly, more than 50% of the ownership interests.
ARTICLE III
PARTICIPATION
Section 3.01    Participants. The Administrator shall designate and provide written notice to each Eligible Employee chosen by the Administrator to participate in the Plan (each, a “Participant”). A Participant will cease to be a Participant in the Plan when such individual ceases to be an Eligible Employee or when the Administrator, in writing, provides that the individual ceases to be a Participant in the Plan; provided, however, that a Participant who is a Participant as of the date of a Change in Control shall remain a Participant in the Plan following such occurrence of a Change in Control.
ARTICLE IV
SEVERANCE
If a Participant has a Qualifying Termination, then, subject to ARTICLE VI and Section 10.13, the Company will provide the Participant with the payments and benefits described in this ARTICLE IV.
Section 4.01    Cash Severance. The Company shall pay cash severance (“Severance”) in an amount equal to the product of (a) the Participant’s Applicable Severance Multiplier and (b) the sum of (i) the Participant’s annual base salary in effect on the effective date of the Qualifying Termination or in effect immediately prior to the Change in Control, whichever is higher,  plus (ii) the Participant’s target annual incentive award amount for the year in which the Qualifying Termination occurs. Subject to ARTICLE VI and Section 10.13, Severance shall be paid in a single lump sum payment on the forty-fifth (45th) day after the Qualifying Termination.
Section 4.02    Pro-Rata Bonus. The Company shall pay a prorated annual bonus (“Pro-Rata Bonus”) equal to the product of (a) the Participant’s target annual incentive award amount for the year in which the Qualifying Termination occurs, and (b) a fraction, the numerator of which is the number of days the Participant was employed by the Company during the applicable fiscal year and the denominator of which is the number of days in such fiscal year. Subject to ARTICLE VI and Section 10.13, the Pro-Rata Bonus will be paid in a single lump sum payment on the forty-fifth (45th) day after the Qualifying Termination.
Section 4.03    Benefit Continuation. During the Participant’s Benefit Continuation Period, the Company shall facilitate continued participation for the Participant and his or her eligible dependents in the Company’s group health, dental and vision plans, subject to any eligibility and other requirements under the governing plan terms and applicable law, at the participation and coverage levels, on the terms, and at the cost in effect on the effective date of the Qualifying Termination (unless otherwise required under COBRA) (“Benefit Continuation”). Benefit Continuation shall be provided concurrently with any health care benefit required under COBRA. Notwithstanding the foregoing, if the Company’s provision of Benefit Continuation payments under this Section 4.03 would violate the nondiscrimination rules applicable to group health plans, or would result in the imposition of penalties under the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010, and the related regulations and guidance promulgated thereunder (the “ACA”), the Company shall reform this Section 4.03 in a manner as is necessary to comply with the Code and/or the ACA.
Section 4.04    Outplacement. The Company shall provide the Participant with access to outplacement services for up to 12 months after the Qualifying Termination, at a total cost not to exceed $50,000. The Company shall select the outplacement firm and remit payment for the outplacement services directly to the outplacement firm.
ARTICLE V
EQUITY AWARDS
Section 5.01    Equity Awards. In the event of a Change in Control, the terms of the applicable equity plan and award agreements shall control with respect to the treatment of outstanding equity awards from the Company.
ARTICLE VI
CONDITIONS
Section 6.01    Conditions. A Participant’s entitlement to any severance benefits under ARTICLE IV and ARTICLE V will be subject to:
(a)    the Participant experiencing a Qualifying Termination;
(b)    with respect to Benefit Continuation only, the Participant (and, if applicable, any dependents of the Participant) timely and properly electing continuation coverage under COBRA;
(c)    the Participant executing a release of claims in favor of the Company, its affiliates and their respective officers and directors in a form provided by the Company (the “Release”) and such Release becoming effective and irrevocable within 40 days after the Participant’s Qualifying Termination; and
(d)    the Participant complying with all restrictive covenants to which he or she is subject under any agreement with or policy of the Company and, to the extent applicable, the covenants in Section 6.02 of this Plan.
Section 6.02    If and to the extent a Participant is not subject to an agreement with or policy of the Company containing restrictive covenants, then the following provisions shall apply.
(a)    Confidential Information; Inventions; Code of Conduct.
(i)    The Participant recognizes and acknowledges that the Participant shall receive in the course of employment with the Company certain confidential information and trade secrets concerning the business and affairs of the Company Group that may be of great value to the Company Group. The Participant therefore agrees not to disclose any such information relating to the Company Group, the Company Group’s personnel or their operations other than as may be required in the course of the Participant’s duties as an officer or employee of the Company Group or in any way use such information in any manner which could adversely affect the Company Group’s business. The terms “trade secrets” and “confidential information” shall include any and all information concerning the business and affairs of the Company Group and any division or other affiliate of the Company Group that is not generally available to the public. The Company may, formally or informally, establish, adopt, implement or utilize procedures or actions that are designed to monitor or protect the Company Group’s confidential information. The Participant, by participating in the Plan, irrevocably consents, without the right to receive further notice, to any or all of these procedures or actions that may be established, adopted, implemented, utilized or enforced by the Company Group. The Company Group shall have the right to establish, adopt, implement, utilize or enforce these procedures at any time during the Participant’s employment with Company Group and during any period in which any restrictive covenants contained in this provision are facially or legally applicable. The Participant expressly waives the right to challenge the enforceability of any of these procedures in any legal action seeking to enforce the Participant’s rights under the Plan.
(ii)    The Participant shall abide by all the terms and conditions of the Company’s Code of Conduct and Ethics.
(b)    Non-Competition.
(i)    The Participant agrees that, without the prior written consent of the Company, during the Restricted Period and within the Restricted Area, the Participant shall not, directly or indirectly, (A) perform on behalf of any Competitor the same or similar services as those that the Participant performed for the Company during the Participant’s employment by the Company, or (B) engage in, own, manage, operate, join, control, tender money or other assistance to, or participate in or be connected with (as an officer, director, member, manager, partner, shareholder, consultant, participant, agent, or otherwise), any Competitor. For these purposes, the mere ownership by the Participant of securities of a public company not in excess of 2% of any class of such securities shall not be considered to be competition with the Company Group.
(ii)    During any period when the Company is providing severance compensation to the Participant, the Participant agrees to refrain from any competition with Company Group.

(iii)    To the fullest extent permitted by applicable law, during the Restricted Period, the Participant, whether on behalf of any Competitor or otherwise, in any capacity, shall not, directly or indirectly, solicit or obtain any business from any present customer of the Company Group with whom the Participant had contact or about whom the Participant received information from the Company Group. The term “present customer” means any entity with whom the Company Group had an ongoing business relationship at the time of a Qualified Termination. An “ongoing business relationship” (specifically excluding non-competing vendor relationships) is generally understood and agreed to mean: (A) services or goods were provided by the Company Group to the entity during the Participant’s service with the Company; (B) services or goods had been contracted for or ordered by the entity during the Participant’s service with the Company; or (C) negotiations were in progress between the entity and the Company Group for the providing of goods or services by the Company Group to the entity at the time of the cessation of the Participant’s service with the Company. Past customers and prospective customers are not “present customers” under this provision.
(c)    Non-Solicitation. The Participant agrees that, during the Restricted Period, the Participant shall not, without the prior written consent of the Company, directly or indirectly employ or retain, or have or cause any other person or entity to employ or retain, any person who was employed by the Company Group or any of its divisions or affiliates while the Participant was in the service of the Company, or directly or indirectly solicit or encourage any such person for employment or to leave the employ of the Company Group.
(d)    Non-Disparagement. The Participant shall not at any time disparage any member of the Company Group or any employee or agent of any member of the Company Group.
Section 6.03    Forfeiture or Cancellation. If a Participant does not satisfy the conditions described in Sections 6.01 and 6.02, the Participant shall forfeit his or her right to receive any severance benefits under the Plan. If payments under the Plan have been made or benefits have been provided, all payments and benefits shall cease immediately and repayment of payments and benefits already provided shall be required from the Participant unless otherwise determined by the Administrator in its sole discretion. The Administrator also has the right and authority to seek other equitable relief and any monetary damages.
ARTICLE VII
MITIGATION OF EXCISE TAXES
Section 7.01    Reduction. If any of the payments or benefits provided or to be provided by the Company or its affiliates to a Participant or for a Participant’s benefit pursuant to the terms of the Plan or otherwise, including accelerated vesting of any equity compensation (all such payments and/or benefits hereinafter, “Covered Payments”) would constitute parachute payments (“Parachute Payments”) within the meaning of Code Section 280G and would, but for this ARTICLE VII, be subject to the excise tax imposed under Code Section 4999 (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Covered Payments shall be either:
(a)    provided to the Participant in full; or
(b)    provided to the Participant to such lesser extent which would result in no portion of such Covered Payments being subject to the Excise Tax, further reduced by $5,000 (including such further reduction, the “Cutback Amount”), whichever of the foregoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, such excise tax and other applicable taxes (all computed at the highest applicable marginal rates), results in the receipt by the Participant, on an after-tax basis, of the greatest amount of the Covered Payments, notwithstanding that all or a portion of such Covered Payments may be subject to the Excise Tax.
Section 7.02    Order of Reduction. If a reduction in payments or benefits constituting Parachute Payments is necessary so the Covered Payments equal the Cutback Amount, reduction shall occur in the following order:
(a)    the Covered Payments that do not constitute nonqualified deferred compensation subject to Code Section 409A shall be reduced first; and
(b)    all other Covered Payments shall then be reduced as follows: (i) cash payments shall be reduced before non-cash payments; and (ii) payments to be made on a later payment date shall be reduced before payments to be made on an earlier payment date.
To the extent that the plan or agreement under which such Covered Payments were granted provides procedures for reduction, such procedures shall be applied to the extent the Company deems applicable and appropriate under the circumstances.
Section 7.03    Determinations. The Company shall appoint an independent public accounting firm to make the determinations required under this ARTICLE VII and perform the foregoing calculations. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and the Participant within a specified timeframe after the date on which the right to a Covered Payment is triggered (if requested at that time by the Company or Participant). Any good faith determinations made by the accounting firm shall be final, binding and conclusive upon the Company and the Participant.

ARTICLE VIII
CLAIMS PROCEDURES
Section 8.01    Initial Claim. A Participant who believes he or she is entitled to a payment under the Plan that has not been received may submit a written claim for benefits to the Administrator within 60 days after the Participant’s Qualifying Termination. Claims should be addressed and sent to the Administrator at the Company’s headquarters address.
If the Participant’s claim is denied, in whole or in part, the Participant will be provided written notice of the denial within 90 days after the Administrator’s receipt of the Participant’s written claim, unless special circumstances require an extension of time for processing the claim, in which case a period not to exceed 180 days will apply. If such an extension of time is required, written notice of the extension will be provided to the Participant before the end of the initial 90-day period and will describe the special circumstances requiring the extension and provide the date on which a decision is expected to be rendered. Written notice of the denial of the Participant’s claim will contain the following information:
(a)    the specific reason or reasons for the denial of the Participant’s claim;
(b)    references to the specific Plan provisions on which the denial of the Participant’s claim was based;
(c)    a description of any additional information or material required by the Administrator to reconsider the Participant’s claim (to the extent applicable) and an explanation of why such material or information is necessary; and
(d)    a description of the Plan’s review procedures and time limits applicable to such procedures, including a statement of the Participant’s right to bring a civil action under ERISA Section 502(a) following a benefit claim denial on review.
Section 8.02    Appeal of Denied Claim. If the Participant’s claim is denied and he or she wishes to submit a request for a review of the denied claim, the Participant or his or her authorized representative must follow the procedures described below:
(a)    Upon receipt of the denied claim, the Participant (or his or her authorized representative) may file a request for review of the claim in writing with the Administrator. This request for review must be filed no later than 60 days after the Participant has received written notification of the denial.
(b)    The Participant has the right to submit in writing to the Administrator any comments, documents, records or other information relating to his or her claim for benefits.
(c)    The Participant has the right to be provided, upon request and free of charge, reasonable access to and copies of all pertinent documents, records and other information that is relevant to his or her claim for benefits.

(d)    The review of the denied claim will take into account all comments, documents, records and other information that the Participant submitted relating to his or her claim, without regard to whether such information was submitted or considered in the initial denial of his or her claim.
Section 8.03    Administrator’s Response to Appeal. The Administrator will provide the Participant written notice of its decision within 60 days after the Administrator’s receipt of the Participant’s written claim for review. There may be special circumstances that require an extension of this 60-day period. In such a case, the Administrator will notify the Participant in writing within the 60-day period and the final decision will be made no later than 120 days after the Administrator’s receipt of the Participant’s written claim for review. The Administrator’s decision on the Participant’s claim for review will be communicated to the Participant in writing, will be final and binding upon the parties, and will contain the following information:
(a)    the specific reason or reasons for the denial of the Participant’s claim;
(b)    references to the specific Plan provisions on which the denial of the Participant’s claim was based;
(c)    a statement that the Participant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, the Plan and all documents, records and other information relevant to his or her claim for benefits; and
(d)    a statement describing the Participant’s right to bring a civil action under ERISA Section 502(a) following the benefit claim denial on review.
Section 8.04    Exhaustion of Administrative Remedies. The exhaustion of these claims procedures is mandatory for resolving every claim and dispute arising under the Plan. As to such claims and disputes:
(a)    no claimant shall be permitted to commence any legal action to recover benefits or to enforce or clarify rights under the Plan under ERISA Section 502 or 510 or under any other provision of law, whether or not statutory, until these claims procedures have been exhausted in their entirety;
(b)    if the claimant has completed the claims process above and wants to bring a lawsuit, the claimant must do so within one year of the final denial of the claim. Failure to file a lawsuit within one year will cause the claimant’s rights to expire;
(c)    any such legal action shall be brought in the United States District Court for the Southern District of Indiana; and
(d)    in any such legal action, all explicit and implicit determinations by the Administrator (including, but not limited to, determinations as to whether the claim, or a request for a review of a denied claim, was timely filed) shall be afforded the maximum deference permitted by law.

Section 8.05    Fees and Expenses. In addition to all other amounts payable under the Plan, the Company will pay all legal fees and expenses incurred by a Participant in connection with any dispute arising out of or relating to the Plan or the interpretation thereof (including, without limitation, all such fees and expenses, if any, incurred in seeking to obtain or enforce any right or benefit provided by the Plan), regardless of the outcome of such proceeding; provided, however, that a Participant will not be entitled to recover such fees and expenses if the court determines that the Participant’s claim was brought in bad faith or was frivolous. Any attorneys’ fees incurred by a Participant with respect to such a dispute shall be paid by the Company in advance of the final disposition of such action or challenge, as such fees and expenses are incurred, and the Participant agrees to repay such amounts if it is ultimately determined by the court that the Participant’s claim was brought in bad faith or was frivolous.
ARTICLE IX
ADMINISTRATION, AMENDMENT AND TERMINATION
Section 9.01    Administration. The Administrator has the exclusive right, power and authority, in its sole and absolute discretion, to administer and interpret the Plan. The Administrator has all powers reasonably necessary to carry out its responsibilities under the Plan, including (but not limited to) the sole and absolute discretionary authority to:
(a)    administer the Plan according to its terms and to interpret Plan policies and procedures;
(b)    resolve and clarify inconsistencies, ambiguities and omissions in the Plan and among and between the Plan and other related documents;
(c)    take all actions and make all decisions regarding questions of eligibility and entitlement to benefits and benefit amounts;
(d)    make, amend, interpret, and enforce all appropriate rules and regulations for the administration of the Plan;
(e)    process and approve or deny all claims for benefits; and
(f)    decide or resolve any and all questions, including benefit entitlement determinations and interpretations of the Plan, as may arise in connection with the Plan.
The decision of the Administrator on any disputes arising under the Plan, including (but not limited to) questions of construction, interpretation, and administration, shall be final, conclusive, and binding on all persons having an interest in or under the Plan. Any determination made by the Administrator shall be given deference in the event the determination is subject to judicial review and shall be overturned by a court of law only if it is arbitrary and capricious.
Section 9.02    Amendment and Termination. The Company may amend the Plan from time to time, and may discontinue or terminate the Plan at any time; provided, however, that no amendment or termination action taken before, upon or after a Change in Control may be effective before the second anniversary of the date on which such action is taken unless such action is favorable to the Participants. No amendment, discontinuation or termination of the Plan shall diminish the value of any amounts due and owing any Participant under Articles IV and V of the Plan or any other provision of the Plan without the Participant’s written consent. Amendments may be made without shareholder approval, except as required to satisfy applicable laws or regulations or the requirements of any stock exchange or market on which the Company’s common shares are listed or traded.
ARTICLE X
GENERAL PROVISIONS
Section 10.01    At-Will Employment. The Plan does not alter the status of each Participant as an at-will employee of the Company. Nothing contained herein shall be deemed to give any Participant the right to remain employed by the Company or to interfere with the rights of the Company to terminate the employment of any Participant at any time, with or without Cause.
Section 10.02    Effect on Other Plans, Agreements and Benefits.
(a)    Any severance benefits payable to a Participant under the Plan will be: (i) reduced by any severance benefits to which the Participant would otherwise be entitled under any general severance policy or severance plan maintained by the Company or any agreement between the Participant and the Company that provides for severance benefits (unless the policy, plan, or agreement expressly provides for severance benefits to be in addition to those provided under the Plan); and (ii) reduced by any severance benefits to which the Participant is entitled by operation of a statute or government regulations.
(b)    Any severance benefits payable to a Participant under the Plan will not be counted as compensation for purposes of determining benefits under any other benefit plan or policy of the Company, except to the extent expressly provided therein.
Section 10.03    Mitigation and Offset. If a Participant obtains other employment, such other employment will not affect the Participant’s rights or the Company’s obligations under the Plan. The Company may reduce the amount of any severance benefits otherwise payable to or on behalf of a Participant by the amount of any obligation of the Participant to the Company, and the Participant shall be deemed to have consented to such reduction.
Section 10.04    Severability. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan. If any provision of the Plan is held by a court of competent jurisdiction to be illegal, invalid, void or unenforceable, such provision shall be deemed modified, amended and narrowed to the extent necessary to render such provision legal, valid and enforceable, and the other remaining provisions of the Plan shall not be affected but shall remain in full force and effect.

Section 10.05    Headings and Subheadings. Headings and subheadings contained in the Plan are intended solely for convenience and no provision of the Plan is to be construed by reference to the heading or subheading of any section or paragraph.
Section 10.06    Unfunded Obligations. The amounts to be paid to Participants under the Plan are unfunded obligations of the Company. The Company is not required to segregate any monies or other assets from its general funds with respect to these obligations. Participants shall not have any preference or security interest in any assets of the Company other than as a general unsecured creditor.
Section 10.07    Successors. The Plan will be binding upon any successor to the Company, its assets, its businesses or its interest (whether as a result of the occurrence of a Change in Control or otherwise), in the same manner and to the same extent that the Company would be obligated under the Plan if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by the Plan, the Company shall require any successor to the Company to expressly and unconditionally assume the Plan in writing and honor the obligations of the Company hereunder, in the same manner and to the same extent that the Company would be required to perform if no succession had taken place. All payments and benefits that become due to a Participant under the Plan will inure to the benefit of his or her heirs, assigns, designees or legal representatives.
Section 10.08    Transfer and Assignment. Neither a Participant nor any other person shall have any right to sell, assign, transfer, pledge, anticipate or otherwise encumber, transfer, hypothecate or convey any amounts payable under the Plan prior to the date that such amounts are paid, except that, in the case of a Participant’s death, such amounts shall be paid to the Participant’s beneficiaries.
Section 10.09    Waiver. Any party’s failure to enforce any provision or provisions of the Plan will not in any way be construed as a waiver of any such provision or provisions, nor prevent any party from thereafter enforcing each and every other provision of the Plan.
Section 10.10    Governing Law. Except to the extent preempted by United States federal law or as otherwise expressly provided herein, the Plan and all awards under the Plan shall be interpreted in accordance with and governed by the internal laws of the State of Indiana without giving effect to any choice or conflict of law provisions, principles or rules.
Section 10.11    Compensation Recovery Policy. Notwithstanding any Plan provision to the contrary, any benefits due or paid under the Plan will be subject to recovery under any compensation recovery policy of the Company as may be in effect from time to time, including, without limitation, the provisions of any such policy required by Section 10D of the Exchange Act and any applicable rules or regulations issued by the U.S. Securities and Exchange Commission or any national securities exchange or national securities association on which the Company’s common shares may be traded.
Section 10.12    Withholding. The Company shall have the right to withhold from any amount payable hereunder any federal, state and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation, as determined by the Company in its sole discretion.
Section 10.13    Code Section 409A.
(a)    The Plan is intended to comply with Code Section 409A or an exemption thereunder and shall be construed and administered in accordance with Code Section 409A. Notwithstanding any other provision of the Plan, payments provided under the Plan may be made only upon an event and in a manner that complies with Code Section 409A or an applicable exemption. Any payments under the Plan that may be excluded from Code Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Code Section 409A to the maximum extent possible. For purposes of Code Section 409A, each installment payment provided under the Plan shall be treated as a separate payment. Any payments to be made under the Plan upon a termination of employment shall be made only upon a “separation from service” as defined under Code Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under the Plan comply with Code Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by a Participant on account of non-compliance with Code Section 409A.
(b)    Notwithstanding any other Plan provision, if any payment or benefit provided to a Participant in connection with his or her Qualifying Termination is determined to constitute “nonqualified deferred compensation” within the meaning of Code Section 409A and the Participant is determined to be a “specified employee” as defined in Code Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the Qualifying Termination or, if earlier, on the Participant’s death (the “Specified Employee Payment Date”). The aggregate of any payments that otherwise would have been paid before the Specified Employee Payment Date shall be paid to the Participant in a lump sum on the Specified Employee Payment Date, and thereafter any remaining payments shall be paid without delay in accordance with their original schedule. Notwithstanding any other Plan provision, if any payment or benefit is conditioned on the Participant’s execution of a Release Agreement, the first payment shall include all amounts that otherwise would have been paid to the Participant during the period beginning on the date of the Qualifying Termination and ending on the payment date if no delay had been imposed.
(c)    To the extent required by Code Section 409A, each reimbursement or in-kind benefit provided under the Plan shall be provided in accordance with the following: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; and (ii) any right to reimbursements or in-kind benefits under the Plan shall not be subject to liquidation or exchange for another benefit.